Statement by Dr. Hans Blix for use at the Shareholder’s presentation of Thorium Power Ltd in New York, 24 October 2008.

I am sorry not to be able to be in New York today as I had hoped but I would like to tell you that it gives me a very good feeling to be associated with Thorium Power Ltd. There are several reasons for this good feeling.

The famous Indian nuclear scientist Homi Bhaba said rightly that “no energy is more expensive than no energy”. You have no difficulty in understanding him when you see pictures of women - always women - carrying water in jugs on their heads. No one doubts that the world - especially the developing world - will come to use much more commercial energy than today. A commonly accepted prediction is that energy use will increase by fifty percent or more by the year 2025. This must not happen through a further expanded use of fossil fuels.

Since the beginning of the industrial revolution around 1800 and steadily increasing over time the atmosphere has every year been receiving billions of tons of carbon matter resulting from the burning of coal, oil and gas. Currently fossil fuels provide over 85% of the world’s commercial energy and we have come to realize that the emission of carbon dioxide that results from the burning of these fuels even at present levels may dangerously affect climate and conditions of life on our planet. Climate change has become a major issue in the United States as well as the world community.

Many scientists believe that unless significant changes are taken in the next decade it will be too late to stop the trend to global warming short of levels that could threaten civilization as we know it. The inevitable conclusion is that we must drastically and urgently reduce the emissions of carbon-dioxide and other greenhouse gases into the atmosphere. How? The greater the danger facing us the greater the need to be rational in our search for ways out and to turn to modern science and technology for help. An array of measures will be needed. Some appear distant or fanciful - or both. Mirrors in space might fall into the second category while nuclear fusion may fall into the first. Other measures are more down to earth but there may often be a question how realistic or economic they may be.

Some tell us to bicycle and turn out the light. Undoubtedly we can and must be much less wasteful than we are but we are not going to abandon vacuum cleaners, computers or refrigerators. A reduced reliance on energy is least of all an answer in the developing countries. But generating, transporting and using energy more effectively is highly important everywhere. We must not only get more mileage out of the gallon but also more light out of the kilowatt hour. We must also continue pilot projects that are pursued at some power plants to catch carbon-dioxide resulting from the burning of fossil fuels and try to store it in underground cavities. If this could be done safely and economically it would have great practical importance.

Instead of ruthlessly cutting down huge forests that soak up carbon-dioxide we should encourage their preservation and use them prudently. Just as states invest large sums to create national parks perhaps the international community should pay states to preserve vital forests as lungs of the world.

We should continue to exploit hydropower and enhance research on and use of geothermal energy and renewable energy sources such as solar and wind and biomass and seek to make them economic.

I am happily associating myself with Thorium Power Ltd because I firmly believe that an expanded reliance on nuclear power is a vital part of the answers we seek to the world’s energy problem. At the present time we can see a nuclear spring almost all over the world. A major reason is that an expansion of nuclear power can give us huge quantities of energy without adding any greenhouse gases. Much has also happened to eliminate or reduce concerns that were held about nuclear power. With higher prices for fossil fuels and greater availability and longevity in nuclear power plants they are economically competitive.

Some seek to write off nuclear power because it is not based on a renewable source. However, the known and probable amounts of uranium and the possible use in the future of breeder reactors make these resources enough for a much larger nuclear power park than today’s -- and far into the future. The use of thorium should remove any concerns about the fuel basis for a large scale future reliance on nuclear power. In my view, Thorium Power Ltd has a vital mission in today’s world.

Thorium has further great merits from the viewpoint of nuclear waste disposal and non-proliferation of nuclear weapons, two major points of concern about the uranium fuel cycle. The spent fuel that results from the thorium based fuel, which Thorium Power Ltd is developing and which will be ready for worldwide use in a few years, raises no proliferation concern and its radioactivity is a fraction of that of spent conventional fuel.

Let me end by congratulating Thorium Power to have developed the capability to advise countries seeking nuclear power for the first time to power their economies in the future. This capability is timely and it will assist developing energy sectors in economies around the world to acquire nuclear power in a prudent and responsible way. The Company insists that to provide its capabilities to a country’s situation that country must commit itself totally to safety, sound waste management and nonproliferation. Thus, in helping countries develop a nuclear power capability the Company is a major cause in the proliferation of best practices and the nonproliferation of weapons.

Thorium Power Ltd. rightly prides itself on being a nonproliferation company. This is a major reason why I have been glad to associate myself with it. The company can also pride itself of standing at the forefront of a large scale development of energy that is environmentally sustainable and economically affordable. I think stockholders can be proud of their association with this Company.